EXHIBIT B

Compensation of Non-Management Members of the Board of Directors

of Becton, Dickinson and Company

On November 22, 2006, the Board of Directors approved the following changes to the compensation of BD’s non-management directors, effective January 31, 2006: (i) increase the annual retainer for each non-management director from $55,500 to $60,000; (ii) increase the annual fee paid to each Board committee chair from $5,500 to $6,500, except that the annual fee for the Chair of the Audit Committee of the Board will be increased to $10,000; (iii) eliminate the annual grant of stock options; and (iv) change the annual grant of restricted stock units from 1,200 units to units having a fair market value on the date of grant, based on the market price of the BD common stock, of $120,000.

A summary of the current compensation of non-management directors and the compensation that will go into effect for such directors on January 31, 2006 is set forth below:

Current Compensation

Annual Retainer	$55,500 per year

Chair Fees:	$ 5,500 per year

Additional Fees:

Additional directors’ fees of $1,500 for each half-day spent on Board-related activities outside of regularly scheduled Board meetings, in meetings of each Board committee in excess of an aggregate of five hours per year, or for time spent by a non-management director becoming familiar with BD’s businesses or meeting with representatives or officers of BD.

Stock Options:

Each non-management director elected at or continuing to serve after each annual meeting of shareholders receives stock options having a monetary value of $35,000 on the date of grant (using the Black-Scholes option pricing model) and an exercise price equal to the fair market value of the BD common stock on such date.

Unit Grant:

Each non-management director elected at or continuing to serve after each annual meeting of shareholders receives a grant of 1,200 restricted stock units, in tandem with dividend equivalent rights. The shares underlying the restricted stock units are distributable upon the director’s separation from the Board.

Matching Gifts:	Directors are eligible to participate in BD’s Matching Gift Program, under which BD matches contributions to qualifying nonprofit organizations, up to an aggregate of $10,000 annually.

Other:

To the extent any director who is not a resident of the United States is subject to any U.S. or state tax as a result of compensation received for service as a director, BD will pay up to $5,000 toward the director’s tax return preparation costs and reimburse the director for any tax liability resulting from the payment of such costs.

Compensation, effective January 31, 2006

Annual Retainer	$60,000 per year

Chair Fees:	$ 6,500 per year

(Other than Audit Committee)

Audit Committee Chair Fee:	$10,000 per year

Additional Fees:

Additional directors’ fees of $1,500 for each half-day spent on Board-related activities outside of regularly scheduled Board meetings, in meetings of each Board committee in excess of an aggregate of five hours per year, or for time spent by a non-management director becoming familiar with BD’s businesses or meeting with representatives or officers of BD.

Unit Grant:

Each non-management director elected at or continuing to serve after each annual meeting of shareholders receives a grant of restricted stock units having a monetary value on the date of grant of $120,000, based on the fair market value of the BD common stock on such date. These restricted stock units are issued in tandem with dividend equivalent rights. The shares underlying the restricted stock units are distributable upon the director’s separation from the Board.

Matching Gifts:	Directors are eligible to participate in BD’s Matching Gift Program, under which BD matches contributions to qualifying nonprofit organization, up to an aggregate of $10,000 annually.

Other:

To the extent any director who is not a resident of the United States is subject to any U.S. or state tax as a result of compensation received for service as a director, BD will pay up to $5,000 toward the director’s tax return preparation costs and reimburse the director for any tax liability resulting from the payment of such costs.